EXHIBIT 10.10

BBLC	Bandari Beach Lim & Cleland LLP CERTIFIED PUBLIC ACCOUNTANTS & MANAGEMENT CONSULTANTS
January 27, 2006
Silvergraph LGT
11919 Burke Street
Santa Fe Springs, CA 90670
Dear Silvergraph:
This letter is to confirm our understanding (“LOU”) of the terms and objectives of our engagement with Silvergraph (the “Company”) and the nature and limitations of the services we will provide.
Gary Freeman will act as Chief Financial Officer of the Company to assist it during its acquisition by, and subsequent operation as, a public company. The Company and Mr. Freeman agree and acknowledge that this is a part-time position with the amount of time devoted to the Company by Mr. Freeman to be mutually agreed upon by the parties, which is assumed to be approximately 40-50 hours per month. Either Party may terminate this LOU upon 30 days written notice.
Fees and Retainer
You will be billed on this engagement as follows:

Months during which the Company is preparing/undergoing the audit of its financial statements (assumed 2 months)	$7,000/month

Months after the Company’s audited financial statements have been issued and prior to the completion of its reverse merger transaction	$3,500/month

Months after the Company has completed its reverse merger transaction	$8,500/month
Concurrent with the signing of this agreement, the Company will also issue to Mr. Freeman a warrant to purchase 3.375 Units (as defined in the Company’s Operating Agreement), at an exercise price of $20,080.32 per Unit (the “Warrant”). The Warrant shall vest immediately and shall have a term of five (5) years. The Company will either cause the Warrant to be assumed by the surviving public company in the proposed reverse merger or otherwise cause the public company to issue a new warrant whereby, in either case, the Units underlying the Warrant will represent a number of shares of common stock or other equity securities of the public company and the corresponding exercise price will be adjusted, in each case on terms consistent with the terms applicable to all other Units of the Company issued and outstanding (or reversed for issuance pursuant to warrants or options) in the proposed reverse merger. The Company will
12424 Wilshire Blvd. • Suite 750 • Los Angeles, CA 90025
T: 310.447.1234 • www.bblc.com • F: 310.447.0287

cause the resale of the Units underlying the Warrant, or any common stock or other equity securities represented thereby after the consummation of the proposed reverse merger, to be registered on the public company’s first registration statement filed concurrent with or following the consummation of the merger, without cutback or other limitation and will provide customary piggy-back rights with respect to follow on registration statements, if any. Notwithstanding the above, the Company shall retain the right to cancel Mr. Freeman’s right to exercise up to 50% of the Units (or other securities represented thereby) underlying the Warrant only in the event that BBLC or Mr. Freeman unilaterally terminate this agreement for reasons not involving (1) nonpayment of fees or (2) for Good Reason. For purposes hereof, “Good Reason” means (i) any material adverse alteration in the nature or status of Mr. Freeman’s responsibilities or the assignment to Mr. Freeman of any duties inconsistent with his status as Company’s Chief Financial Officer; (ii) the direction or insistence, direct or indirect, by the Board of Directors (of the Company or the proposed public company following the reverse merger) or any executive officer to which Mr. Freeman reports to take any action that, in Mr. Freeman’s reasonable belief, is in violation of any U.S. or state law, rule or regulation, or of U.S. GAAP; (iii) the breach of this agreement or any obligation hereunder by Company; (iv) the commission of any act of dishonesty, fraud or other misconduct by the Company, its Board of Directors (or the Board of Directors of the proposed public company following the reverse merger); or (v) if the Company or the proposed public company following the reverse merger becomes insolvent or seeks protection under any bankruptcy, receivership, trust, deed, creditor’s arrangement, or comparable proceeding. You will also be billed for out-of-pocket costs such as parking, postage, etc. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. In accordance with our firm policies, work may be suspended if your account becomes ninety days or more over due and will not be resumed until your account is paid in full. Invoices outstanding over forty-five days will be subject to service charges of 18% per annum. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed even if we have not completed our report. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination.
Indemnification Clause
The Company will indemnify Bandari Beach Lim & Cleland, LLP (“BBLC”), its partners and employees and hold them harmless from any claims, liabilities, losses and costs arising in circumstances where there has been a knowing misrepresentation by a member of the Company’s management, regardless of whether such person was acting in the Company’s interest.
Alternative Dispute Resolution/Binding Arbitration
The Company and BBLC both agree that any dispute over fees charged by BBLC to the Company will be submitted for resolution by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO BINDING ARBITRATION, WE BOTH ACKNOWLEDGE THAT IN THE EVENT OF A DISPUTE OVER FEES, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE

DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD ARE ACCEPTING THE USE OF BINDING ARBITRATION FOR RESOLUTION.
We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.
Sincerely,
BANDARI BEACH LIM & CLELAND, LLP
/s/ Gary Freeman
Gary Freeman, CPA
Partner
ACKNOWLEDGED & AGREED TO BY:
SILVERGRAPH

/s/ James R. Simpson

Authorized Signatory
1/27/06
Date